Exhibit 99.1
January 1, 2009
Investors May Contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780
Reporters May Contact:
Scott Silvestri, Bank of America, 980.388.9921
scott.silvestri@bankofamerica.com
Bank of America Completes Merrill Lynch Purchase
Gains Strength in Wealth Management, International and
Investment Banking Businesses
CHARLOTTE — Bank of America Corporation today completed its purchase of Merrill Lynch & Co., Inc. creating a premier financial services franchise with significantly enhanced wealth management, investment banking and international capabilities.
“We created this new organization because we believe that wealth management and corporate and investment banking represent significant growth opportunities, especially when combined with our leading capabilities in consumer and commercial banking,” said Bank of America Chairman and Chief Executive Officer Ken Lewis. “We are now uniquely positioned to win market share and expand our leadership position in markets around the world.”
Bank of America will have the largest wealth management business in the world with approximately 20,000 financial advisors and more than $2 trillion in client assets. Global investment management capabilities will include approximately 50 percent ownership in BlackRock Inc., which at September 30 had $1.26 trillion in assets under management. Bank of America had $564 billion in assets under management in the same period.
The combination also adds strengths in debt and equity underwriting, sales and trading, and merger and acquisition advice, creating significant opportunities to deepen relationships with corporate and institutional clients around the globe.
Under terms of the agreement, shareholders of Merrill Lynch received .8595 shares of Bank of America common stock for each common share of Merrill Lynch.
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As previously announced, Bank of America expects to achieve $7 billion in pre-tax expense savings, fully realized by 2012. Cost reductions will come from a range of sources, including the elimination of positions announced on December 11, and the reduction of overlapping technology, vendor and marketing expenses. In addition, the company is expected to benefit by leveraging its broad product set to deepen relationships with existing Merrill Lynch customers.
Forward-Looking Statements
Bank of America may make forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward — looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment and market liquidity reduce interest margins, impact funding sources and effect the ability to originate and distribute financial products in the primary and secondary markets; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations, 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Bank of America does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.
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Bank of America
Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,000 ATMs and award-winning online banking with more than 25 million active users. Bank of America offers industry leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.
www.bankofamerica.com
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